Exhibit 10.2

FINANCIAL INSTITUTIONS, INC.

MANAGEMENT INCENTIVE PLAN

Section 1.
Establishment of Plan.

Financial Institutions, Inc. (the "Company") intends to provide annual cash incentive award opportunities for eligible employees of the Company and its Subsidiaries (defined below) through the use of this Financial Institutions, Inc. Management Incentive Plan (the "Plan"). The objective of the Plan is to align the interests of Participants (defined below) with the interests of the Company and its Subsidiaries in obtaining superior financial results. The Plan was first approved by the Management Development and Compensation Committee of the Board of Directors of the Company (the "Committee") on March 7, 2024, to be effective as of January 1, 2024.

Section 2.
Definitions.

For purposes of the Plan, the following terms shall have the following meanings:

(a)
"Award" means the cash incentive award opportunity granted to a Participant under the Plan.
(b)
"Award Certificate" means the award certificate given to each Participant evidencing the terms of the Participant's Award opportunity granted under the Plan, substantially in the form attached hereto as Exhibit B.
(c)
"Bank" means Five Star Bank, a Subsidiary of the Company.
(d)
"CEO" means the Chief Executive Officer of the Company.
(e)
“CHRO” means the Chief Human Resource Officer of the Company.
(f)
"Disability" means (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of "Disability," the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the meaning as set forth under the long-term disability plan applicable to the Participant as may be amended from time to time, and in the event there is no such plan applicable to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.
(g)
"Funding Percentage" of a Performance Requirement means the percentage used to determine the Award Pool, which is based on the Performance Goal achieved for the Performance Requirement.
(h)
"Participant" means an eligible employee of the Company or a Subsidiary who has been selected by the CEO and the CHRO and granted an Award opportunity under the Plan.
(i)
"Performance Goal" means the threshold, target and maximum performance goals for each Performance Requirement, as set forth in the applicable Plan Year Schedule.

(j)
"Performance Period" means the Plan Year specified in the applicable Plan Year Schedule.
(k)
"Performance Requirement" means a performance requirement measured during a Performance Period, as set forth in the applicable Plan Year Schedule.
(l)
"Plan Year" means January 1 to December 31 of a specified year.
(m)
"Plan Year Schedule" means the Schedule containing the general terms of the Awards for a given Plan Year, substantially in the form attached hereto as Exhibit A.
(n)
"Retire" and "Retirement" mean the resignation or voluntary termination of employment of a Participant after attainment of age 65 and ten or more years of service with the Company or a Subsidiary.
(o)
"Subsidiary" means any subsidiary of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended.
(p)
"Weighting Percentage" means the weighting given to a Performance Requirement, as set forth in the applicable Plan Year Schedule.
Section 3.
Administration.
(a)
Committee. The Committee has the exclusive power, authority and discretion to: (i) establish and review an Award’s Performance Requirements and their respective Weighting Percentages, Performance Goals and Funding Percentages for a Performance Period; (ii) determine whether and to what extent the Performance Requirements were achieved for the Performance Period; (iii) calculate the Funding Percentages, the Aggregate Funding Percentage (as defined below), the Individual Performance Factor (as defined below) and the amount of the Award Pool resulting from the achievement of the Performance Requirements for a Performance Period and the application of the Individual Performance Factor; and (iv) approve, modify, amend, or terminate the Plan as provided herein.
(b)
CHRO. The Plan shall be administered by the CHRO. The CHRO has the power, authority and discretion to: (i) approve the Earned Amount (as defined below) of an Award payable to any Participant based on such objective or subjective factors as he or she shall deem relevant; (ii) establish, adopt or revise any rules and regulations as he or she may deem necessary or advisable to administer the Plan; (iii) make all other decisions and determinations that may be required under the Plan or as he or she deems necessary or advisable to administer the Plan. The CHRO's interpretation of the Plan and all decisions and determinations by him or her with respect to the Plan are final, binding, and conclusive on all parties.
(c)
Delegation. In accordance with applicable law, the Committee may delegate any of the responsibilities listed above in Section 3(a) to the CEO or the CHRO, or may receive recommendations from such individuals regarding such responsibilities. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to this Section 3(c).

Section 4.
Eligibility.
(a)
Eligibility. In order to be eligible to participate in the Plan for a Plan Year, an individual must: (i) be an employee of the Company or one of its Subsidiaries in salary grade C or above, and (ii) not be a participant in the Financial Institutions, Inc. Executive Incentive Plan for such Plan Year.
(b)
Selection. For each Plan Year, the CEO and CHRO will select the eligible employees of the Company and its Subsidiaries who will participate in the Plan for the upcoming Plan Year.
(c)
Notification. Following the selection of Participants by the Committee for a Plan Year, each selected Participant shall be notified of his or her participation in the Plan for the Plan Year, and shall receive an Award Certificate (together with the Plan Year Schedule for the Plan Year) setting forth the terms of his or her participation in the Plan for the Plan Year.
Section 5.
Award Pool.
(a)
Gateway Requirement. As soon as practicable following the end of the Plan Year, the Committee will determine the Tier 1 capital ratio of the Bank as determined under the final US Basel III capital framework (the "Tier 1 Capital Ratio") as of the end of the Plan Year. If the Tier 1 Capital Ratio as of the end of the Plan Year does not meet the requirement set by the Committee, the Award Pool will be zero and no Award shall be paid to any Participant for the Plan Year.
(b)
Performance Results. If the Tier 1 Capital Ratio as of the end of the Plan Year meets or exceeds the requirement set by the Committee, then the Committee will determine the Performance Goal achieved for each Performance Requirement for the Performance Period. The "Aggregate Funding Percentage" for the Performance Period will be equal to the sum of the following for each Performance Requirement: (i) the Weighting Percentage for such Performance Requirement, multiplied by (ii) the Funding Percentage for such Performance Requirement based on the Performance Goal achieved, each as set forth in, and determined pursuant to, the Plan Year Schedule for the Plan Year that includes the Performance Period.
(c)
Individual Performance Factor. For each Performance Period, the Committee will determine an individual performance factor of 100% to 125% (the “Individual Performance Factor”) based on the Participants’ collective individual performance against the individual performance goals established by the Committee for the Participants for the Performance Period.
(d)
Award Pool. The “Award Pool” for a Performance Period will be the Aggregate Funding Percentage for the Performance Period, multiplied by the aggregate sum of the target amount set forth in the Award Certificate for the Plan Year that includes the Performance Period (the “Target Amount”) of each Participant who was employed on the last day of the Performance Period or who is entitled to a pro rata Award pursuant to Section 6(a)(ii), Section 7(c)(i) or Section 7(c)(iv) for the Performance Period, further multiplied by the Individual Performance Factor for the Performance Period.

Section 6.
Awards.
(a)
Determination of Awards.
(i)
Earned Amount. The CHRO, in consultation with the CEO and executive leaders as appropriate, will determine and approve the amount of each Participant's Award (respectively, a Participant's "Earned Amount"), if any, taking into account the Participant's Target Amount and the Participant's absolute and relative individual performance during the Plan Year; provided, however, the aggregate total of all Participants' Earned Amounts for the Plan Year may not exceed the actual Award Pool unless the Committee determines otherwise.
(ii)
Partial Year Participation. If a person becomes a Participant in the Plan after the beginning of a Plan Year and prior to October 31st of such Plan Year, or a Participant Retires during a Plan Year, then unless the CHRO determines otherwise, the Participant's Award for such Plan Year will be prorated based on the number of days such person participated in the Plan during the Performance Period. If a person becomes a Participant in the Plan after October 31st of a Plan Year, then unless the CHRO determines otherwise, the Participant is not eligible to participate in the Plan until the next Plan Year. If a Participant takes a leave of absence during the Plan Year for any reason, then unless the CHRO determines otherwise, the Participant will receive a pro rata share of an Award, if any, for such Plan Year. Only the portion of the Award actually paid to a Participant pursuant to this Section 6(a)(ii) will count against the Award Pool.
(b)
Payment. Subject to Section 6(c), a Participant must be actively employed by the Company or a Subsidiary on the date that the Earned Amount is paid in order to be eligible to receive payment of the Earned Amount. The Earned Amount shall be paid to the Participant in a lump-sum cash payment as soon as administratively practicable following the end of the Performance Period, but in no event later than March 15th immediately following the end of the Performance Period.
(c)
Effects of Certain Events on the Earned Amount.
(i)
Death, Disability or Retirement During the Performance Period. In the event of a Participant's termination of employment due to death or Disability during the Performance Period, the Participant shall be entitled to a pro rata Award under the Plan for the Plan Year in which the Participant's employment terminates due to death or Disability equal to the product of: (1) the Target Amount of the Award; times (2) a fraction, the numerator of which is the number of days that have elapsed in the Performance Period through the date of the Participant’s termination of employment due to death or Disability, and the denominator of which is the total number of days during the Performance Period. Such amount shall be paid to the Participant as soon as practicable following the Participant's termination of employment due to death or Disability, but in no event later than the earlier of (x) the 75th day following the Participant’s termination of employment due to death or Disability, or (y) March 15th of the calendar year immediately following the end of the Performance Period to which the Award relates. In the event of a Participant's Retirement during the Performance Period, the Participant may be entitled to a pro rata Award under the Plan pursuant to Section 6(a)(ii), in which case any pro rata Award payable to the Participant with respect to the Performance Period shall be paid at the same time and in the same form as payments for the Performance Period are made to actively employed Participants under Section 6(b) or 6(c)(iv), as applicable.
(ii)
Termination of Employment (other than Death, Disability or Retirement) During the Performance Period. If a Participant's employment terminates for any reason other than death, Disability or Retirement during the Performance Period, then such Participant shall not be entitled to payment of the Earned Amount for the Plan Year in which the Participant's employment terminates.
(iii)
Death, Disability or Retirement Following the Performance Period. In the event of a Participant's termination of employment due to death, Disability or Retirement after the end of a Performance Period but prior to payment of the Earned Amount for that Performance Period, the Participant shall continue to be entitled to payment of the Earned Amount of the Award for such Performance Period, and such Earned Amount shall be paid at the same time and in the same form as payments for the Performance Period are made to actively employed Participants under Section 6(b) or 6(c)(iv), as applicable.
(iv)
Change in Control. In the event of a change in control (as defined in the Financial Institutions, Inc. 2015 Long-Term Incentive Plan, as amended from time to time, and including any successor plan, after the end of a Performance Period but prior to payment of the Earned Amount for that Performance Period, then each Participant who remains employed as of the date of the change in control shall be entitled to payment of the Earned Amount of the Award for such completed Performance Period, and such Earned Amount shall be paid as soon as practicable following the occurrence of the change in control, but in no event later than March 15th immediately following the end of the completed Performance Period. In addition, if a change in control occurs during a Performance Period, then all Participants who remain employed as of the date of the change in control shall be entitled to a pro rata Award under the Plan for the Plan Year in which the change in control occurs equal to the product of: (1) the greater of the Earned Amount under the Award, determined based on actual performance through the date of the change in control, and the Target Amount of the Award; and (2) a fraction, the numerator of which is the number of days that have elapsed in the Performance Period, and the denominator of which is the total number of days during the Performance Period. Such amount shall be paid to any eligible Participants as soon as practicable following the occurrence of the change in control, but in no event later than the earlier of (x) the 75th day following the occurrence of the change in control, or (y) March 15th of the calendar year immediately following the end of the calendar year in which the change in control occurs.
Section 7.
Miscellaneous
(a)
Amendment. The Committee may, at any time and from time to time, amend, modify or terminate the Plan and/or any Plan Year Schedule. Termination of the Plan after the end of the Performance Period but before Awards are paid for that Plan Year will not reduce Participants' rights to receive the Annual Amount. Termination or amendment of the Plan and/or any Plan Year Schedule during the Performance Period may be retroactive to the beginning of the Performance Period, at the discretion of the Committee. If a change in control occurs, no amendment or termination of the Plan after the date of the change in control may adversely affect amounts payable to a Participant without the consent of the Participant.
(b)
No Right to Continued Employment. The terms and conditions of the Award, the Award Certificate, any Plan Year Schedule and the Plan shall not be deemed to constitute a contract of employment between the Company or a Subsidiary and a Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in any Award, any Award Certificate, any Plan Year Schedule or the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or a Subsidiary as an employee or to interfere with the right of the Company or a Subsidiary to discipline or discharge a Participant at any time.
(c)
Withholding Taxes. The Company or a Subsidiary shall be permitted deduct the amounts required to be withheld by federal, state or local tax law from the Earned Amount.
(d)
Notices. All notices relating to the Plan to the Company shall be in writing and sent to the CHRO at 220 Liberty Street, Warsaw, NY 14569 or such other address designated by the Company. Notices to the Participant shall be addressed to the Participant at the Participant's home or work address, including via interoffice mail, as it appears on the records of Participant's employer. Any such notices may be made in electronic format or through means of online or other electronic transmission.
(e)
Officer Titles. If the Company or the Bank changes the current titles of its officers, the references to specific officer titles in the Plan will be construed to mean the title of the officer in the new or revised system that, in the Company's discretion, most closely approximates the title of the officer under the current system.
(f)
Compensation Recovery Policy. Notwithstanding any other provision of the Plan to the contrary, any amount received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback, recovery, or other action in accordance with the terms of the Financial Institutions, Inc. Clawback Policy, as amended from time to time, and any other compensation recovery policy, if any, that the Company may adopt from time to time (collectively, the "Policy"). The Participant agrees and consents to the Company's application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback, recovery or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of the Plan and the Policy or any similar policy conflict, then the terms of such Policy shall prevail.
(g)
Section 280G of the Code. In the event that any payment or benefit to a Participant under this Plan (together with any other payments or benefits payable to the Participant under any agreement with the Participant, or any other plan or policy of the Company or its Subsidiaries, the “Total Payments”), would result in the Participant being subject to the tax imposed by Section 4999 of the Code, or any similar tax that may hereafter be imposed (the “Excise Tax”), then:
(i)
Within thirty (30) days following the date the payment or benefit under the Plan becomes payable, but in any case before the deadline for paying the payment or benefit under the Plan, the Company will notify the Participant in writing: (1) whether the payments and benefits under this Plan, when added to any other payments and benefits making up the Total Payments, exceed an amount equal to 299% of the Participant’s “base amount” as defined in Section 280G(b)(3) of the Code (the “299% Amount”); and (2) the amount that is equal to the 299% Amount.
(ii)
Any payments or benefits otherwise payable to a Participant under this Plan shall be reduced or eliminated to the extent necessary to avoid any portion of the payments or benefits under this Plan being subject to the Excise Tax. Any payment or benefit so reduced will be permanently forfeited and will not be paid to the Participant.

(iii)
The calculation of the Total Payments, the 299% Amount and the determination of how much of a Participant’s payments and benefits under the Plan must be reduced in order to avoid application of the Excise Tax will be made by a nationally recognized accounting or law firm (the “280G Firm”). The 280G Firm’s determination of the Total Payments, the 299% Amount, and the reduction of any payments or benefits under the Plan that is necessary to avoid the Excise Tax will be final and binding on the Company and a Participant. All fees and expenses of the 280G Firm will be borne by the Company.
(iv)
For purposes of making the reduction of amounts payable under this Plan, such amounts will be eliminated in compliance with the requirements of Section 409A, to the extent applicable.
(h)
Section 409A. The compensation under the Plan is intended to be exempt from or comply with the requirements of Section 409A of the Code and any regulations promulgated and other guidance issued thereunder (collectively, "Section 409A"), and the Plan shall be administered and interpreted consistent with such intention. Accordingly, references to “termination of employment” and similar terms used in the Plan mean, to the extent necessary to comply with Section 409A, the date that the Participant incurs a “separation from service” within the meaning of Section 409A. In addition, to the extent necessary to comply with Section 409A, a change in control under the Plan must represent a change in control event under Section 409A. Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” for purposes of Section 409A, and payment under the Plan as a result of such separation from service is required by Section 409A to be delayed by six months, then the Company shall make such payment on the day following the six-month anniversary of the Participant’s separation from service to the extent required to comply with Code Section 409A. The preceding sentences, however, shall not be construed as a guarantee by the Company or any Subsidiary of any particular tax effect to Participants under the Plan. The Company and its Subsidiaries shall not be liable to any Participant for any adverse tax consequences incurred by a Participant under Section 409A, nor for reporting in good faith any amount or payment under the Plan as being includible in gross income under Section 409A.
(i)
Governing Law. The Plan, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

EXHIBIT A

FINANCIAL INSTITUTIONS, INC.

MANAGEMENT INCENTIVE PLAN

PLAN YEAR SCHEDULE

Performance Period: 2024 Plan Year

Performance Requirements. The Performance Requirements, the Weighting Percentage for each Performance Requirement, the applicable Performance Goals for each Performance Requirement and the Funding Percentage for each Performance Goal are as follows:

Performance Requirement	Weighting Percentage	Performance Goals [1]
		Threshold [2]	Target	Maximum [3]
Pre-Provision Net Income (PPNI $MM)	[40%]	$44.87	$59.83	$68.80
Total Loan Growth	[20%]	0.94%	1.45%	1.81%
Non-Public Deposit Growth	[20%]	4.22%	6.49%	8.11%
Net Charge-offs (NCO)	[20%]	0.43%	0.34%	0.26%
Funding Percentage		50%	100%	150%

1 If actual performance for the Performance Period is between a Performance Requirement's Performance Goals, the Funding Percentage for such Performance Requirement will be determined using straight line interpolation between the Funding Percentage for the Performance Goal above and below the actual performance achieved for that Performance Requirement.

2 In the event that actual performance for the Performance Period is below a Performance Requirement's Threshold, the Funding Percentage for such Performance Requirement will be zero.

3 If actual performance for a Performance Period is at or above Maximum, the Funding Percentage for such Performance Requirement will be the Funding Percentage at Maximum.

Definitions. In addition to the definitions set forth in the Plan set forth above, for purposes of the Award and the Plan, the following terms shall have the following meanings:

(j)
"Non-Public Deposit Growth" means December year-over-year month-to-date average balances in total non-public deposits (includes DDA, NOW, savings, money market and time). Excludes ICS, CDARS, municipality, and accounts owned and maintained by FII or the Bank.
(k)
"Net Charge-off Ratio" means the ratio of the Bank's net charge-offs to average loans outstanding as reported in the Company's annual report to shareholders on Form 10-K.
(l)
"Pre-Provision Net Income" or "PPNI" means net income excluding provision adjustment net of tax (utilizing marginal tax rate).
(m)
"Total Loan Growth" means annual growth in gross loans including loans held for sale, including deferred costs (fees) and prior to reduction for allowance for loan losses of the Bank. The calculation excludes PPP Loan Balances from 2022 and 2023.

EXHIBIT B

FINANCIAL INSTITUTIONS, INC.

MANAGEMENT INCENTIVE PLAN

AWARD CERTIFICATE

Financial Institutions, Inc., a New York financial holding company (the "Company"), hereby grants to the Participant set forth below, as of the Award Date set forth below, a cash Award (the "Award"), based on attainment of the Performance Requirements and as determined pursuant to the terms of the Financial Institutions, Inc. Management Incentive Plan (the "Plan") and the applicable Plan Year Schedule.

Participant Tier: Tier X

Award Date: March 7, 2024

Plan Year: 2024

Target Amount: XX% of the Participant’s annualized base salary in effect as of December 31 of the Plan Year, except as follows:

(a)
Subject to any applicable proration under clauses (c) and (d) below, if the Participant incurs a termination of employment during the Performance Period and remains eligible to receive any Earned Amount for the Performance Period, the Participant’s annualized base salary used in determining the Target Amount will be determined as of the date on which the Participant incurs a termination of employment;
(b)
Subject to any applicable proration under clauses (c) and (d) below, if there is a change in control during the Performance Period and the Participant is eligible to receive an Award under Section 6(c)(iv) of the Plan, the Participant’s annualized base salary used in determining the Target Amount will be determined as of the date of the change in control;
(c)
If, during the Performance Period, a Participant receives a base salary increase outside of the Company’s standard merit cycle other than in connection with a promotion of the Participant as set forth in clause (d) below, the annualized base salary increase is greater than 10% of the Participant’s existing annualized base salary, and the increase in the Participant’s annualized base salary is effective after July 1 of the Plan Year, then the Participant’s annualized base salary used in determining the Target Amount will equal the sum of (i) the Participant’s annualized base salary in effect immediately prior to the increase, prorated based on the number of days during the Performance Period before the increase in base salary takes effect, plus (ii) the Participant’s annualized base salary following the increase in base salary, prorated based on the number of days during the Performance Period in which such increased annualized base salary is in effect; and
(d)
If, during the Performance Period, a Participant is promoted or demoted and, in connection with such promotion or demotion, there is an increase or decrease in the Participant’s annualized base salary, then the Participant’s annualized base salary used in determining the Target Amount will equal the sum of (i) the Participant’s annualized base salary in effect immediately prior to the change in base salary in connection with the Participant’s promotion or demotion, prorated based on the number of days during the Performance Period before such change in base salary takes effect, plus (ii) the Participant’s annualized base salary following the change in base salary in connection with the Participant’s

DOCPROPERTY DOCXDOCID DMS=IManage Format=<<NUM>>v<<VER>> 24948526v3

EXHIBIT B

promotion or demotion, prorated based on the number of days during the Performance Period after such change in base salary takes effect.

The applicable Performance Period, Performance Requirements, Performance Goals, Weighting Percentages and Funding Percentages are set forth in the attached Plan Year Schedule.

The Award is subject to the terms and conditions set forth in this Award Certificate, the applicable Plan Year Schedule and the Plan. All terms and provisions of the Plan, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan, then the terms of the Plan shall govern. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Plan. The Participant hereby expressly acknowledges receipt of a copy of the Plan.

IN WITNESS WHEREOF, the parties have executed this Award Certificate as of the Award Date.

FINANCIAL INSTITUTIONS, INC.

By:

Name: Andrew W. Dorn Jr.

Title: Chair – MD&C Committee

By checking the box below, the Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Award Certificate, the applicable Plan Year Schedule and the Plan.